Exhibit 99

3M Elects Two New Members to Board of Directors

ST. PAUL, Minn. —  February 1, 2016  — 3M (NYSE: MMM) announced today that Gregory R. Page, executive director of Cargill Inc., and Patricia A. Woertz, retired chairman of the board and chief executive officer, Archer-Daniels-Midland Company, have been elected to its board of directors, as of Feb. 1, and Feb. 2, 2016, respectively.

“We are extremely pleased to welcome Mr. Page and Ms. Woertz to our board,” said Inge Thulin, 3M chairman, president and chief executive officer. “We look forward to the valuable insight Mr. Page brings to 3M’s board from his extensive experience leading Cargill’s global business. Ms. Woertz is an accomplished global business leader recognized for growing shareholder value at Archer-Daniels-Midland. They are both outstanding leaders and have tremendous business experience leading complex global organizations.”

Page previously was Cargill’s chairman and chief executive officer, and president and chief operating officer. He held a variety of leadership positions throughout his 40 years at Cargill, including international assignments. Page is a director and past non-executive chair of the board of Big Brothers Big Sisters of America. He also is immediate past president and board member of the Northern Star Council of the Boy Scouts of America. Page will serve on the 3M Board’s audit committee, as well as the nominating and governance committee.

Woertz was most recently ADM chairman of the board, and previously served as chief executive officer and president. Before joining ADM, she held leadership positions at Chevron Corporation and its predecessor companies. Woertz served on the President’s Export Council from 2010-2015 and chaired the U.S. section of the U.S.-Brazil CEO Forum from 2013-2015. Woertz will serve on the 3M Board’s compensation and finance committees.

About 3M

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